Cleco announces new utility management structure
Changes sharpen focus on business functions, company and employee growth

PINEVILLE, La., Feb. 29, 2012 - Cleco Corporation (NYSE:CNL) today announced a new management structure for its regulated utility subsidiary, Cleco Power LLC, that sharpens the focus on core business functions and provides a catalyst for future company growth and for employee advancement and development.
Cleco Power's two former group vice presidents have been named senior vice presidents and will report directly to Cleco Corporation's President & CEO Bruce Williamson.
Keith Crump will become senior vice president of commercial operations, while Bill Fontenot will become senior vice president of utility operations. These two new roles replace the position of president and COO of Cleco Power held by George W. Bausewine, who announced in November he would be retiring March 1, 2012.
“As we set our strategy to focus on our utility, we have redefined the management structure to a functional focus,” said Williamson. “The goal is to achieve stronger coordination, strategy and planning in all Cleco Power business areas.
“Keith will be leading and coordinating areas of our company that interface with our retail and wholesale customers. His responsibilities include buying fuel for our power plants, working with regulators as we grow Cleco and positioning the company for changing environmental and transmission rules. Bill will be working with operations and engineering teams to focus on reliability, lowering cost and increasing efficiency in all of our electric operations from the generating unit to transmission and distribution. These senior management changes also will create additional development opportunities for our employees,” he said.
Crump's direct reports and their areas of responsibility are as follows:

•	Shirley Turner, previously manager of customer services, has been promoted to general manager of customer experience management;

•	Robert Cleghorn, previously general manager of regulatory strategy, will be general manager of regulatory strategy and planning;

•	Shane Hilton, previously general manager of retail operations, will be general manager of transmission strategy;

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•	Keith Johnson, previously acting vice president of Cleco Midstream Resources, will be general manager of fuel management; and

•	Terry Spruill, previously manager of wholesale energy services, has been promoted to general manager of marketing.

Fontenot's direct reports and their areas of responsibility are as follows:

•	Anthony Bunting, previously vice president of customer service and energy delivery, will be vice president of transmission and distribution operations;

•	Steve Carter, previously vice president of regulated generation, will be vice president of generation operations;

•	Greg Coco, previously general manager of transmission services, will be general manager of generation engineering and construction; and

•	Mark Prevost, previously general manager of power plant engineering and construction, will be general manager of transmission and distribution engineering.

All changes will be effective March 17, 2012.

Cleco Corporation is a regional energy company headquartered in Pineville, La. Cleco owns a regulated electric utility company, Cleco Power LLC, which owns nine generating units with a total nameplate capacity of 2,524 megawatts and serves approximately 281,000 customers in Louisiana through its retail business and 10 communities across Louisiana and Mississippi through wholesale power contracts. Cleco also owns a wholesale energy business, Cleco Midstream Resources LLC, which owns two natural gas-fired generating units with a total nameplate capacity of 775 megawatts. For more information about Cleco, visit www.cleco.com.

Analyst Contact:
Russell Davis
(318) 484-7501

Media Contact:
Robbyn Cooper
(318) 484-7136

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